EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference of our reports dated March 1, 2011, relating to the consolidated financial statements and financial statement schedule of Valassis Communications, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2010, in the following Registration Statements:

Form	Registration No.
Form S-8	33-59760
Form S-8	333-00022
Form S-8	333-00024
Form S-8	333-50466
Form S-8	333-52919
Form S-8	333-74263
Form S-8	333-87162
Form S-8	333-104072
Form S-8	333-128158
Form S-8	333-142661
Form S-8	333-152026
Form S-8	333-171150
Form S-3	333-107787
/s/ Deloitte & Touche LLP
Detroit, Michigan
March 1, 2011